Prospectus Supplement	Filed Pursuant to Rule

September 7, 2006	424(b)(2)

(To Prospectus dated November 10, 2003)	Registration No. 333-107474

$300,000,000
Avnet, Inc.
6.625% Notes due 2016

         Avnet will pay interest on the notes on March 15 and September 15 of each year. The first interest payment will be made on March 15, 2007. The notes will mature on September 15, 2016. Avnet may redeem some or all of the notes at any time at the “make-whole” redemption price set forth in this prospectus supplement under “Description of the Notes — Optional Redemption.”
      The notes will be Avnet’s unsecured senior obligations and will rank equally with Avnet’s other unsecured senior indebtedness from time to time outstanding.
      See “Risk Factors” beginning on page S-6 of this prospectus supplement to read about factors you should consider before investing in the notes.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Price to public(1)	99.545%	$298,635,000
Underwriting discounts and commissions	0.85%	$2,550,000
Proceeds (before expenses) to Avnet(1)	98.695%	$296,085,000

(1)	Plus accrued interest from September 12, 2006, if settlement occurs after that date.
     Delivery of the notes in book-entry form only will be made through the facilities of The Depository Trust Company on or about September 12, 2006.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan
Lead Manager
Credit Suisse
Co-Managers

ABN AMRO Incorporated	BNP PARIBAS	Scotia Capital	Calyon Securities (USA)

Prospectus Supplement
Prospectus

i

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or to which Avnet has referred you. Avnet has not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus may only be accurate as of the date of the applicable document.
     References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” and “Avnet” are to Avnet, Inc. and its consolidated subsidiaries unless we state otherwise or unless the context otherwise requires.

FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Avnet. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “should,” “will,” “may,” “estimates” or similar expressions in this prospectus supplement and the accompanying prospectus or in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include the following:

•	A technology industry down-cycle, particularly in the semiconductor sector, would adversely affect Avnet’s expected operating results.

•	Competitive pressures among distributors of electronic components and computer products may increase significantly through increased competition for existing customers or otherwise.

•	General economic or business conditions, domestic and foreign, may be less favorable than management expected, resulting in lower sales and profitability which can, in turn, impact Avnet’s credit ratings, debt covenant compliance and liquidity, as well as Avnet’s ability to maintain existing unsecured financing or to obtain new financing.

•	Avnet may be adversely affected by the allocation of products by suppliers.

•	Legislative or regulatory changes may adversely affect the businesses in which Avnet is engaged.

•	Adverse changes may occur in the securities markets.

•	Changes in interest rates and currency fluctuations may reduce Avnet’s profit margins.
      Although management believes that the plans and expectations reflected in or suggested by these forward-looking statements are reasonable, management cannot assure you that Avnet will achieve or realize these plans and expectations. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by them. Management cautions you not to place undue reliance on these statements, which speak only as of the date of this prospectus supplement.
      Avnet does not undertake any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3, Registration No. 333-107474, which Avnet filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Avnet refers you to this registration statement for further information concerning Avnet and this offering of its securities.
      Avnet files annual, quarterly and special reports, proxy statements and other information with the SEC (File Number 1-4224). These filings contain important information which does not appear in this prospectus supplement or the accompanying prospectus. For further information about Avnet, you may obtain these filings over the Internet at the SEC’s website at http://www.sec.gov. Avnet also posts certain of these filings on its web site at www.avnet.com. Information contained on our website is not intended to be incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider that information a part of this prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive textual reference only. You may also read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580 Washington, D.C.

20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330.
INCORPORATION BY REFERENCE
      The SEC allows Avnet to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that Avnet can disclose important information to you by referring you to other documents which Avnet has filed or will file with the SEC. Avnet is incorporating by reference in this prospectus supplement and the accompanying prospectus:

•	Avnet’s Annual Report on Form 10-K for the fiscal year ended July 1, 2006; and

•	Avnet’s Current Report on Form 8-K filed on August 30, 2006.
      All documents which Avnet has filed or will file, as applicable, with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended (the “Exchange Act”) (excluding information “furnished” pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), after the date of this prospectus supplement and before the termination of this offering of Avnet’s securities will be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part of it from the filing date of such documents. Certain statements in and portions of this prospectus supplement and the accompanying prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement and the accompanying prospectus may update and replace statements in and portions of this prospectus supplement and the accompanying prospectus or the above listed documents. Nothing in this prospectus supplement and the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC.
      Avnet will provide you without charge, upon your written or oral request, a copy of the indenture or other agreement relating to Avnet’s securities offered by this prospectus supplement and the accompanying prospectus, and any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034 (Telephone 480-643-2000).

PROSPECTUS SUMMARY
      The following summary contains information about Avnet and this offering. It does not contain all of the information that may be important to you in making a decision to purchase the notes. For a more comprehensive understanding of Avnet and this offering, Avnet urges you to read this entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference herein, and Avnet’s consolidated financial statements and related notes contained in such documents.
Avnet, Inc.
      Avnet is one of the world’s largest industrial distributors, based on sales, of electronic components, enterprise computer products and embedded subsystems. With sales of $14.25 billion in fiscal 2006, Avnet creates a vital link in the technology supply chain that connects over 300 of the world’s leading electronic component and computer product manufacturers and software developers as a single source for multiple products for a global customer base of over 100,000 original equipment manufacturers (“OEMs”), electronic manufacturing services (“EMS”) providers, original design manufacturers (“ODMs”), and value-added resellers (“VARs”). Avnet distributes electronic components, computer products and software as received from its suppliers or with assembly or other value added by Avnet. Additionally, Avnet provides engineering design, materials management and logistics services, system integration and configuration, and supply chain advisory services.
      Avnet has two primary operating groups — Electronics Marketing (“EM”) and Technology Solutions (“TS”). Both operating groups have operations in each of the three major economic regions of the world: the Americas; Europe, the Middle East and Africa (“EMEA”); and Asia. A brief summary of each operating group is provided below:

•	EM markets and sells semiconductors and interconnect, passive and electromechanical devices on behalf of over 300 of the world’s leading electronic component manufacturers. EM markets and sells its products and services to a diverse customer base spread across end-markets including communications, computer hardware and peripheral, industrial and manufacturing, medical equipment, military and aerospace. EM also offers an array of value-added services to its customers and suppliers that help accelerate their growth and the realization of cost efficiencies.

•	TS markets and sells mid- to high-end servers, data storage, software, and the services required to implement these products and solutions to the VAR channel. TS also focuses on the worldwide OEM market for computing technology, system integrators and non-PC OEMs that require embedded systems and solutions including engineering, product prototyping, integration and other value-added services.
      Avnet’s common stock is quoted on the New York Stock Exchange under the symbol “AVT.” Avnet’s principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034. Avnet’s telephone number is (480) 643-2000.

The Offering
      The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	Avnet, Inc.

Notes Offered	$300.0 million in aggregate principal amount of 6.625% Notes due 2016.

Maturity Date	September 15, 2016.

Interest	Interest on the notes will accrue from the date of their issuance at the annual rate of 6.625% per year and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2007.

Ranking	The notes will be Avnet’s unsecured senior obligations and will rank equally in right of payment with all of Avnet’s existing and future senior unsecured indebtedness. The notes will not be guaranteed by any of Avnet’s subsidiaries and so will be effectively subordinated to all of the debt of these subsidiaries, which amounted to $178.5 million at July 1, 2006.

Optional Redemption	Avnet may, at its option, redeem some or all of the notes at any time at the “make-whole” redemption price described in “Description of the Notes — Optional Redemption.”

Change of Control	If a Change of Control Triggering Event (as defined herein) occurs, each holder will have the right to require Avnet to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a redemption price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. See “Description of the Notes — Change of Control.”

Use of Proceeds	Avnet expects to use the net proceeds from this offering (together with cash and cash equivalents and other financial resources, if necessary) to repurchase not less than $300.0 million of its 9 3/4% Notes due February 15, 2008 of which $361.4 million is currently outstanding. Avnet plans to repurchase such notes through a tender offer, a redemption, open market purchases, or a combination thereof. See “Use of Proceeds.”

Form, Denomination and Registration	The notes will be issued in fully registered form. The notes will be issued in denominations of $1,000 principal amount and multiples of $1,000 in excess thereof. The notes will be represented by one global note, deposited with the trustee under the indenture governing the notes as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global note will be shown on, and any transfers thereof will be effected only through records maintained by DTC and its participants. See “Description of the Notes — Form, Denomination and Registration.”

Summary Financial Information and Other Data
      The summary consolidated financial data below is derived from the consolidated financial statements of Avnet. We refer you to those financial statements, accompanying notes and management’s discussion and analysis, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary financial information should be read in conjunction with the footnotes below as there are various special items recorded in certain of the periods presented.

	Fiscal Years Ended

	July 1,	July 2,	July 3,
	2006(1)(2)(3)(4)	2005	2004(5)(6)

	(in millions)
Statement of Operations Data:
Sales	$14,253.6	$11,066.8	$10,244.7
Cost of sales(1)	12,414.6	9,607.8	8,879.9

Gross profit	1,839.0	1,459.0	1,364.8
Selling, general and administrative expenses(2)	1,344.9	1,137.7	1,107.0
Restructuring, integration and other charges(1)(5)	61.0	—	55.6
Loss on sale of business lines, net(3)	2.6	—	—

Operating income	430.5	321.3	202.2
Other income, net	4.7	3.5	7.1
Interest expense	(96.5)	(85.1)	(94.5)
Debt extinguishment costs(4)(6)	(22.6)	—	(16.4)

Income before income taxes	316.1	239.7	98.4
Income tax provision	111.6	71.5	25.5

Net income	$204.5	$168.2	$72.9

	As of the Fiscal Year Ended

	July 1,	July 2,	July 3,
	2006	2005	2004

	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$276.7	$637.9	$312.7
Working capital	2,029.1	2,065.4	1,839.0
Total assets	6,215.7	5,098.2	4,863.6
Total debt	1,234.8	1,244.5	1,356.8
Total liabilities	3,384.5	3,001.2	2,910.2
Shareholders’ equity	2,831.2	2,097.0	1,953.4

(1)	Includes the impact of restructuring, integration and other charges recorded during fiscal 2006, including inventory writedowns for terminated lines (recorded in cost of sales) resulting from Avnet’s acquisition and integration of Memec into Avnet’s existing business, and actions taken following the divestitures of two TS businesses in the Americas, certain cost-cutting initiatives in the TS EMEA region and other actions. These combined charges amounted to $69.9 million pre-tax (including $9.0 million recorded in cost of sales) and $49.9 million after tax.

(2)	Included in selling, general and administrative expenses is incremental stock-based compensation expense resulting from Avnet’s adoption of the Financial Accounting Standards Board’s Statement of Financial Accounting Standard 123R, Share-based Payments, and modifications to stock-based compensation plans in fiscal 2006. The incremental charges amounted to $16.6 million pre-tax and $10.6 million after tax. Also included in selling, general and administrative expenses is incremental amortization expense associated with amortizable intangible assets recorded in fiscal 2006 as a result of the Memec acquisition which amounted to $4.2 million pre-tax and $2.7 million after tax.
(footnotes continued on next page)

(3)	During fiscal 2006, Avnet recorded a net loss on the sale of business lines which consisted of a loss on the sale of two small, non-core EM businesses in the EMEA region recorded in the fourth quarter for which no tax benefit was available, partially offset by a gain on sale of TS single tier businesses in the Americas recorded in the third quarter. The net loss on sale of businesses recorded in fiscal 2006 amounted to $2.6 million pre-tax and $7.1 million after tax.

(4)	During fiscal 2006, Avnet incurred debt extinguishment costs associated with the early repurchase of $254.1 million of Avnet’s 8.00% Notes due November 15, 2006 in the first quarter and the early repurchase of $113.6 million of Avnet’s 9 3/4% Notes due February 15, 2008 in the fourth quarter. The debt extinguishment costs amounted to $22.6 million pre-tax and $13.6 million after tax.

(5)	Includes the impact of restructuring and other charges recorded in the first and second quarters of fiscal 2004 in connection with cost cutting initiatives and the combination of the Computer Marketing and Applied Computing operating groups into one operating group called Technology Solutions. These charges included severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized information technology initiatives, the impairment of owned assets in Avnet’s European operations, and the write-off of remaining unamortized deferred loan costs associated with Avnet’s multi-year credit facility terminated in September 2003. These restructuring and other charges amounted to $55.6 million pre-tax, all of which was included as a component of operating expenses, and $38.6 million after-tax.

(6)	During the third quarter of fiscal 2004, Avnet incurred debt extinguishment costs associated with the cash tender offer for $273.4 million of its 7 7/8% Notes due February 15, 2005. These debt extinguishment costs amounted to $16.4 million pre-tax and $14.2 million after-tax.
Ratio of Earnings to Fixed Charges
      The following table sets forth our ratio of earnings to fixed charges for the periods presented.

Fiscal Year Ended

July 1,	July 2,	July 3,	June 27,	June 28,
2006(1)	2005	2004(2)	2003(3)	2002(4)(5)

3.7x	3.3x	1.9x	*	*

*	Earnings were deficient in covering fixed charges by $79.4 million and $120.8 million for the fiscal years ended June 27, 2003 and June 28, 2002, respectively.

(1)	Includes the impact of (a) restructuring, integration and other charges; (b) incremental stock-based compensation costs; (c) incremental intangible assets amortization in connection with the acquisition of Memec; (d) net loss on the sale of business lines divested during fiscal 2006; and (e) debt extinguishment costs. The impact of these charges on fiscal 2006 results were $115.9 million pre-tax.

(2)	Includes the impact of restructuring and other charges recorded in the first and second quarters of fiscal 2004 in connection with cost cutting initiatives and the combination of Computer Marketing and Applied Computing operating groups into one operating group called Technology Solutions. These charges included severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized information technology initiatives, the impairment of owned assets in Avnet’s European operations, and the write-off of remaining unamortized deferred loan costs associated with Avnet’s multi-year credit facility terminated in September 2003. These restructuring and other charges amounted to $55.6 million pre-tax. In addition, during the third quarter of fiscal 2004, Avnet incurred debt extinguishment costs associated with the cash tender offer of $273.4 million of its 7 7/8% Notes due February 15, 2005. These debt extinguishment costs amounted to $16.4 million pre-tax. The total impact of the restructuring and debt extinguishment costs on results of fiscal 2004 amounted to $72.0 million pre-tax.

(3)	Includes the impact of restructuring and other charges recorded during the second quarter of fiscal 2003 related to certain actions taken as part of Avnet’s cost-reduction efforts. The charges related to severance costs, consolidation of selected facilities and the discontinuation of certain information technology-related initiatives. The charges totaled $106.8 million pre-tax. The loss before income taxes for fiscal 2003 also includes $13.5 million of debt extinguishment costs associated with the early redemption of a portion of its 6.45% Notes due August 15, 2003 and its 8.20% Notes due October 17, 2003. The total impact of the restructuring and debt extinguishment costs on the results of fiscal 2003 amounted to $120.3 million pre-tax.
(footnotes continued on next page)

(4)	Includes the impact of restructuring and other charges related to the write-down of certain assets acquired in the 2001 acquisition of Kent Electronics Corporation, net of certain recoveries of previous reserves, and other charges taken in response to business conditions, including an impairment charge to write-down certain investments in unconsolidated Internet-related businesses to their fair value and severance charges for workforce reductions announced during the fourth quarter of fiscal 2002. The net restructuring and integration charges amounted to $79.6 million pre-tax.

(5)	Excludes the impact of Avnet’s adoption of SFAS 142, “Goodwill and Other Intangible Assets,” on June 30, 2001, the first day of Avnet’s 2002 fiscal year. SFAS 142, which requires that ratable amortization of goodwill be replaced with periodic tests for goodwill impairment, resulted in a transition impairment charge recorded by Avnet of $580.5 million. This charge is reflected as a cumulative charge in accounting principle in the consolidated statement of operations. Including the cumulative effect of change in accounting principle, Avnet recorded a net loss of $664.9 million in the year ended June 28, 2002.

RISK FACTORS
      An investment in the notes involves risks. You should carefully consider the following risk factors and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended July 1, 2006, before making an investment in the notes. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus includes forward-looking statements that involve risks and uncertainties. Avnet refers you to “Forward-Looking Statements” in this prospectus supplement. Avnet’s actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement and the accompanying prospectus.
      The following risks relate specifically to the offering of the notes. There may be additional risks that are not material or that are not presently known to Avnet. There are also risks within the economy, the industry and the capital markets that affect Avnet generally, which have not been described below.
Risks Relating to the Offering of the Notes

Any secured debt of Avnet will have claims with respect to the secured assets that are superior to that of the notes.
      The provisions of Avnet’s debt instruments permit Avnet and its subsidiaries to incur a substantial amount of indebtedness, which can be secured by substantially all of Avnet’s assets. All of Avnet’s secured debt, if any, to the extent of the value of the assets securing such debt or the amounts of secured debt outstanding, whichever is less, will be superior to the notes. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, Avnet’s pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full Avnet’s secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, Avnet may not have sufficient assets remaining to pay amounts due on any or all of the notes. At July 1, 2006, Avnet did not have any outstanding consolidated secured debt, however, it may issue secured debt in the future and such secured debt will have a right of payment superior to that of the notes.
      Additionally, under Avnet’s Securitization Program, Avnet is able to sell on an ongoing basis most of its domestic trade accounts receivables to a bankruptcy remote subsidiary, which in turn sells a portion of these receivables to a bank conduit. Receivables sold under the Securitization Program, and the proceeds from these receivables, will not be available for repayment of the debentures and the indenture governing the debentures does not restrict Avnet’s ability to securitize its receivables. At July 1, 2006, Avnet had $40.0 million outstanding under its Securitization Program.

The claims of creditors of Avnet’s subsidiaries are superior to the claims of Avnet’s equity interests in its subsidiaries.
      Avnet’s equity interest in its subsidiaries is subordinate to any debt and other liabilities and commitments, including trade payables and lease obligations, of Avnet’s subsidiaries, whether or not secured. The notes will not be guaranteed by Avnet’s subsidiaries and Avnet may not have direct access to the assets of its subsidiaries unless these assets are transferred by dividend or otherwise to Avnet. At July 1, 2006, Avnet’s subsidiaries had approximately $178.5 million (including $40.0 million under the Securitization Program) aggregate principal amount of debt, most of which is also guaranteed by Avnet and the ability to borrow an additional $200.0 million under various lines of credit, which are cancelable on short-term notice, and $410.0 million under the Securitization Program. The ability of the subsidiaries to pay dividends or otherwise transfer assets to Avnet is subject to various restrictions under applicable law. Avnet’s right to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization is subordinated to the claim of that subsidiary’s creditors. As note holders’ claims to the assets of Avnet’s subsidiaries are derivative of Avnet’s equity claims in its subsidiaries, the claims of Avnet’s subsidiaries’ creditors are superior to any claims of the note holders to all liabilities, including trade payables and lease obligations, of any of Avnet’s subsidiaries and any subsidiaries that Avnet may in the future acquire or establish.

An active trading market may not develop for the notes.
      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation in any automated dealer quotation system. The underwriters have advised Avnet that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of Avnet’s and/or companies in Avnet’s industry generally. As a result, Avnet cannot assure you that an active trading market will develop or be maintained for the notes. If a market for the notes does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

USE OF PROCEEDS
      Management estimates that the net proceeds from this offering will be approximately $296.1 million, after deducting the underwriting discounts and commissions but before deducting other offering expenses. Avnet expects to use the net proceeds from this offering (together with cash and cash equivalents and other financial resources, if necessary) to repurchase not less than $300.0 million of its 9 3/4% Notes due February 15, 2008 of which $361.4 million is currently outstanding. Avnet plans to repurchase such notes through a tender offer, a redemption, open market purchases, or a combination thereof.

DESCRIPTION OF THE NOTES
      The notes will be issued as a series of debt securities under an indenture dated as of March 5, 2004, between us and J.P. Morgan Trust Company, National Association, successor in interest to Bank One Trust Company, N.A., as trustee. The following description of notes, together with the description of the general terms of certain of our debt securities in the attached prospectus, is a summary of all the material provisions of the notes and the indenture but does not include all the provisions of the notes and the indenture. We urge you to read the indenture because it fully defines the rights of holders of the notes. You may obtain a copy of the indenture without charge. See “Where You Can Find More Information” in the accompanying prospectus. For a description of the general terms applicable to our debt securities, including the notes, see “Description of the Debt Securities” in the accompanying prospectus. Capitalized terms used but not otherwise defined in this section have the meanings assigned to them in the accompanying prospectus.
      The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and investors are referred to the indenture and the Trust Indenture Act of 1939, as amended, for a statement thereof.
      When we refer to “Avnet,” “Avnet, Inc.,” “us,” “we,” or “our” in this section, we refer only to Avnet, Inc., a New York corporation, and not its subsidiaries.
General
      The notes will be initially limited to $300.0 million aggregate principal amount and will mature on September 15, 2016. We will have the ability to reopen the series of notes and issue additional notes from time to time without the consent of the then existing noteholders. Any additional notes will be treated as part of the same series of notes as the initial notes for all purposes under the indenture. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.
      The notes will be unsecured obligations and will rank equally with our other present and future unsecured senior indebtedness including bank credit facilities, which amounted to approximately $1.3 billion at July 29, 2006. The notes will not be guaranteed by any of our subsidiaries and so will be effectively subordinated to all of the debt of these subsidiaries, which amounted to $178.5 million at July 1, 2006. Substantially all of the debt of our subsidiaries has been incurred by foreign subsidiaries, primarily to fund their working capital.
      The notes will not be subject to any sinking fund. The notes will be subject to defeasance and discharge and to defeasance of certain obligations as described in the accompanying prospectus under the caption “Description of Debt Securities — Defeasance and Discharge.”
Interest on the Notes
      The notes will bear interest from September 12, 2006 at the annual rate set forth on the cover page of this prospectus supplement. Interest will be payable semi-annually on March 15 and September 15 of each year, beginning March 15, 2007, to the persons in whose names the notes are registered in the security register at the close of business on the applicable regular record date, which is the date 15 calendar days prior to such interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
Optional Redemption
      We may, at our option, redeem some or all of the notes at any time, upon notice by mail not less than 30 nor more than 60 days before the date fixed for redemption, at a redemption price equal to the sum of the principal amount of the notes we redeem, accrued interest on that principal amount to the date of redemption, and the make-whole amount, if any, with respect to the notes. This sum is referred to as the redemption price. “Make-whole amount” means, in connection with the optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the reinvestment rate, determined on the third business day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed. In case of any redemption at our election of less than all of the notes, we shall, not less than 30 days nor more than 60 days prior to the redemption date fixed by us, notify the trustee in writing of such redemption date, and of the principal amount of the notes to be redeemed.
      “Reinvestment rate” means 0.30% plus the arithmetic mean of the yields under the headings “Week Ending” published in the most recent statistical release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity will be calculated pursuant to the immediately preceding sentence and the reinvestment rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For purposes of calculating the reinvestment rate, the most recent statistical release published prior to the date of determination of the make-whole amount will be used.
      “Statistical release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by us.
Change of Control
      If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes as described above, you will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of your notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will mail a notice to you describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflicts.
      On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

      For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
      “Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined in the indenture) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
      “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.
      “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB-  (or the equivalent) by S&P.
      “Moody’s” means Moody’s Investors Service, Inc.
      “Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.
      “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
Depositary, Global Notes
      Notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.
      Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. An owner of beneficial interests may hold its interests in the global notes directly through DTC if such owner is a participant in DTC, or indirectly through organizations which are direct DTC participants if such owner is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. You may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

      So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names; and

•	will not be considered holders of the global notes.
      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.
      We will wire, through the facilities of the trustee, payments of principal, interest or the redemption price on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of us, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.
      It is DTC’s current practice, upon receipt of any payment on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”
      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.
      We will issue the notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with DTC’s customary procedures. We may determine at any time and in our sole discretion that notes shall no longer be represented by global notes, in which case we will issue certificates in definitive form in exchange for the global notes.
      Neither we nor the trustee (nor any registrar or paying agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.
      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for DTC participants and to facilitate the settlement of securities transactions among DTC participants through electronic computerized book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriter of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any of either’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Governing Law
      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Limited Liability of Certain Persons
      The indenture provides that none of our past, present or future incorporators, stockholders, directors, officers or employees, or of any successor corporation or any of our affiliates, shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as an incorporator, stockholder, director, officer or employee. Each holder of the notes, by accepting a note, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Information Concerning the Trustee
      J.P. Morgan Trust Company, National Association, successor in interest to Bank One Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent and registrar with regard to, and will serve as DTC’s custodian for, the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.
      JPMorgan Chase & Co. (“JPMorgan”), the parent company of J.P. Morgan Trust Company, has entered into an agreement with The Bank of New York Company, Inc. (“BNY”) pursuant to which JPMorgan intends to exchange portions of its corporate trust business, including municipal and corporate trusteeships, for BNY’s consumer, small business and middle market banking businesses. This transaction has been approved by both companies’ board of directors and is subject to regulatory approvals. It is expected to close in the late third quarter or fourth quarter of 2006.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
      This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes by a purchaser of notes that, for U.S. federal income tax purposes, is not a “U.S. Holder” as defined below (a “Non-U.S. Holder”). This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis. In either case, the tax considerations of purchasing, owning or disposing of notes could differ from those described below. This summary deals only with purchasers who purchase notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and who hold notes as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, partnerships and their partners, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, or any non-U.S. tax laws.
You should consult your tax advisor regarding the application of the U.S. federal income tax laws to your particular situation and the consequences of federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.
      For purposes of this summary, the term “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if, (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
      For purposes of this discussion, any interest income and any gain realized on the sale, exchange or other taxable disposition of a note will be considered “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Treatment of Interest
      Subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal income tax (or any withholding thereof) in respect of payments of interest on the notes if each of the following requirements is satisfied:

•	The interest is not U.S. trade or business income (as defined above).

•	The Non-U.S. Holder provides Avnet or its paying agent with a properly completed Internal Revenue Service (“IRS”) Form W-8BEN (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. If a note is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution and (ii) the organization or institution, under penalties of perjury, certifies to Avnet that it has received such a form from the beneficial owner or another intermediary and furnishes Avnet or its paying agent with a copy thereof.

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of Avnet’s stock.

•	The Non-U.S. Holder is not a “controlled foreign corporation” (as defined for U.S. federal income tax purposes) that is actually or constructively related to Avnet.

      If all of these conditions are not met, a 30% U.S. withholding tax will apply to payments of interest on the notes unless either (i) an applicable income tax treaty reduces or eliminates such tax or (ii) the interest is U.S. trade or business income (as defined above) and, in each case, the Non-U.S. Holder complies with applicable certification requirements. In the case of the second exception, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes on a net income basis in the same manner as a U.S. Holder, as described above. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. Avnet urges Non-U.S. Holders to consult their tax advisors for information on the impact of these withholding regulations.
Treatment of Disposition of Notes
      Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

•	the gain is U.S. trade or business income (as defined above).
Backup Withholding and Information Reporting
      When required, we will provide information statements to Non-U.S. Holders and the IRS reporting amounts paid with respect to the notes. Payments of the proceeds of the sale or other disposition of the notes to individual Non-U.S. Holders may also be subject to information reporting unless the Non-U.S. Holder complies with certain certification procedures. Such payments may also be subject to backup withholding (currently at a rate of 28%) unless the holder provides Avnet or its paying agent with a correct taxpayer identification number and complies with applicable certification requirements.
      Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.
      The preceeding discussion of certain U.S. federal income tax considerations is for general information only; it is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of Avnet’s notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING
      Banc of America Securities LLC and J.P. Morgan Securities Inc. are joint book-running managers and are acting as representatives of the underwriters named below.
      Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Principal Amount
Underwriters	of Notes

Banc of America Securities LLC	$93,000,000
J.P. Morgan Securities Inc.	93,000,000
Credit Suisse Securities (USA) LLC	45,000,000
ABN AMRO Incorporated	21,000,000
BNP Paribas Securities Corp.	21,000,000
Scotia Capital (USA) Inc.	21,000,000
Calyon Securities (USA) Inc.	6,000,000

Total	$300,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.
      We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.50% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.
      We estimate that our share of total expenses of this offering, excluding the underwriting discount, will be approximately $0.3 million.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
      The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
      In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.

      The underwriters and/or their affiliates have provided and in the future may continue to provide investment banking, commercial banking and/or other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. Certain underwriters may receive customary compensation in connection with Avnet’s repurchase of its 9 3/4% Notes due February 15, 2008.

LEGAL MATTERS
      The validity of the notes and matters related to this offering will be passed upon for Avnet by David R. Birk, its Senior Vice President, Secretary and General Counsel. As of September 6, 2006, Mr. Birk beneficially owned 305,288 shares of Avnet’s common stock, which includes 267,759 shares issuable upon exercise of employee stock options within 60 days. Certain legal matters with respect to the notes and this offering will be passed upon for Avnet by Gibson, Dunn & Crutcher LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, is acting as legal counsel for the underwriters.
EXPERTS
      The consolidated financial statements and schedule of Avnet, Inc. and subsidiaries as of July 1, 2006 and July 2, 2005, and for each of the years in the three-year period ended July 1, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of July 1, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus
Avnet, Inc.

$1,500,000,000

Debt Securities, Common Stock,

Stock Purchase Contracts, Stock Purchase Units,
Debt Warrants, Equity Warrants and Units

        Avnet, Inc. may offer from time to time, in one or more series or issuances and at prices and on terms that it will determine at the time of offering, up to $1,500,000,000 in gross proceeds to Avnet of

•	senior unsecured debt securities and subordinated unsecured debt securities,

•	senior convertible unsecured debt securities and subordinated convertible unsecured debt securities,

•	shares of common stock,

•	contracts to purchase common stock,

•	contracts to purchase common stock sold as units with other securities of Avnet or other issuers,

•	warrants to purchase debt securities,

•	warrants to purchase common stock, or

•	units consisting of two or more of the above securities.

      Avnet’s common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “AVT.”

      We will provide specific terms of these securities in supplements to this prospectus at the time when we offer them. You should read this prospectus and the applicable supplement carefully before you invest in any of these securities. The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement (of which this prospectus is a part) filed with the Securities and Exchange Commission has become effective. This prospectus and any accompanying prospectus supplement do not contain an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, or an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2003.

     We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or a prospectus supplement. The information contained in this prospectus and any accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

      Whenever we refer to “Avnet” or to “us,” or use the terms “we” or “our” in this prospectus, we are referring to Avnet, Inc. a New York corporation, and its consolidated subsidiaries. However, for purposes of the sections entitled “Description of Debt Securities,” “Description of Common Stock,” “Description of Warrants,” “Description of Stock Purchase Contracts and Stock Purchase Units,” and “Description of Units,” whenever we refer to “Avnet” or to “us,” or use the terms “we” or “our,” we are referring only to Avnet, Inc.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings resulting in gross proceeds to us of up to $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, you should assume that the statements made in the prospectus supplement modify or supersede those made in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

      Avnet is one of the world’s largest distributors of electronic components, enterprise network and computer equipment, and embedded subsystems. Incorporated in 1955, Avnet has become a strategic channel-to-market for the world’s leading electronic component and computer product manufacturers. Avnet serves as a vital link in the chain that connects manufacturers to its global customer base of original equipment manufacturers, contract manufacturers, value-added resellers and end-users. Avnet distributes electronic components and computer products as received from its suppliers or with assembly or other value added by Avnet. Additionally, Avnet provides engineering design, material management and logistic services, system integration and configuration, and supply chain advisory services. Avnet maintains a worldwide network of large, regional distribution centers and smaller warehouses located in proximity to its customers and suppliers and also maintains inventory on customers’ premises. Avnet has over 300 sales and marketing offices and sells to customers in over 60 countries.

      Avnet’s principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034, telephone (480) 643-2000.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratios of Avnet’s earnings to fixed charges, on a consolidated basis, for the periods indicated:

Fiscal Year Ended

June 27,	June 28,	June 29,	June 30,	July 2,
2003(1)	2002(2)(3)	2001(4)	2000(5)	1999(6)

*	*	1.4x	3.6x	6.2x

Notes:

*	Earnings were deficient in covering fixed charges by $79.4 million and $120.8 million for the fiscal years ended June 27, 2003 and June 28, 2002, respectively.

(1)	The loss from continuing operations before income taxes includes the impact of incremental restructuring and other charges recorded in connection with Avnet’s continuing cost reduction initiatives. The charges related to (a) severance for workforce reductions, (b) reserves for non-cancelable lease obligations, write-downs of the carrying value of owned facilities and write-downs of owned assets located in the leased and owned facilities, all of which were identified by management to be consolidated into other existing Avnet facilities, and (c) costs related to write-offs of certain capitalized IT-related initiatives. The special charges amounted to $106.7 million pre-tax. The loss from continuing operations before income taxes also includes the impact of debt extinguishment costs associated with Avnet’s cash tender offers and repurchases completed during the third quarter of fiscal 2003 for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges totaled $13.5 million pre-tax.

(2)	The loss from continuing operations before income taxes includes the impact of incremental restructuring and other charges related to the write-down of certain assets acquired in the fiscal 2001 acquisition of Kent Electronics Corporation, net of certain recoveries of previous write-downs and reserves, and other charges taken in response to business conditions, including an impairment charge to write down certain investments in unconsolidated Internet-related businesses to their fair value and severance charges for workforce reductions announced during the fourth quarter of fiscal 2002. The net charges amounted to $79.6 million pre-tax.

(3)	The loss from continuing operations before income taxes excludes the impact of Avnet’s adoption of Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets,” on June 30, 2001, the first day of Avnet’s fiscal year 2002. SFAS 142, which requires that ratable amortization of goodwill be replaced with periodic tests for goodwill impairment, resulted in a transition impairment charge recorded by Avnet of $580.5 million. This charge is reflected as the cumulative change in accounting principle in the consolidated statements of operations. Including the cumulative effect of change in accounting principle, Avnet recorded a net loss of $664.9 million in the year ended June 28, 2002.

(4)	Income from continuing operations before income taxes includes the impact of incremental restructuring and other charges related to the acquisition and integration of Kent, which was accounted for as a pooling-of-interests, and other integration, reorganization and cost cutting initiatives taken in response to business conditions. The charges amounted to $327.5 million pre-tax.

(5)	Income from continuing operations before income taxes includes the impact of incremental restructuring and other charges associated with: (a) the integration of Marshall Industries, Eurotronics B.V. and the SEI Macro Group into EM, (b) the integration of JBA Computer Solutions into CM North America, (c) the reorganization of EM Asia, (d) the reorganization of EM’s European warehousing operations, and (e) costs incurred in connection with certain litigation brought by Avnet. The total charges for fiscal 2000 amounted to $49.0 million pre-tax.

(6)	Income from continuing operations before income taxes includes the net gain on exiting the printed catalog business recorded in the fourth quarter of fiscal 1999 offset by restructuring and other charges recorded in the first quarter associated with the reorganization of Avnet’s EM operations in Europe. The net positive effect on fiscal 1999 income before income taxes was $183.0 million.

USE OF PROCEEDS

      Unless we identify other uses of proceeds in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for Avnet’s general corporate purposes, which may include repayment of debt, capital expenditures, acquisitions, repurchases of Avnet’s common stock, and working capital. Pending these uses, the net proceeds may also be temporarily invested in short-term securities.

      Depending on market conditions and Avnet’s financial needs, Avnet may, from time to time, undertake additional financings. We cannot at this time estimate the amount and timing of such financings, if any.

DESCRIPTION OF DEBT SECURITIES

      The following description summarizes the general terms and provisions of any debt securities which Avnet may offer under this prospectus. When Avnet offers a particular series of debt securities, we shall deliver with this prospectus a prospectus supplement which will describe the particular terms of the offered series and the extent to which the general terms below may apply to that series.

      Avnet will issue the debt securities under an indenture between Avnet and a trustee chosen by Avnet and qualified to act under the Trust Indenture Act of 1939. The debt securities will be either senior debt or subordinated debt of Avnet, and will be issued under one of two separate indentures between Avnet and a trustee chosen by Avnet. Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The forms of indentures are exhibits to the registration statement of which this prospectus is a part. Avnet will execute the applicable indenture if and when it issues any debt securities and will file the executed indenture as an exhibit to a Form 8-K filing with the SEC. The executed indenture will be available for inspection at the corporate trust office of the trustee, or you may obtain a copy from Avnet without charge. See “Where You Can Find More Information.” The indentures will be subject to, and governed by, the Trust Indenture Act. The statements contained in this prospectus relating to the indentures and the debt securities we may issue under the indentures are summaries of their material terms but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures (including those terms made a part of the indentures by reference to the Trust Indenture Act) and these debt securities.

      Avnet can issue an unlimited amount of debt securities in one or more series under the indentures, with the same or various maturities, at par, at a premium, or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of Avnet’s Board of Directors or a committee of the Board or by a supplemental indenture. We will describe, in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount and the terms of that series, including

•	the title of the series,

•	whether the series is senior debt or subordinated debt or any combination of the two and, if subordinated debt, the subordination terms relating to the series,

•	the price or prices, expressed as a percentage of the aggregate principal amount, at which Avnet will sell the series of debt securities,

•	any limit upon the aggregate principal amount of the series,

•	the date or dates on which Avnet will pay the principal (and premium, if any) on the series,

•	the rate or rates (which may be fixed or variable) or the method by which such rate or rates will be determined, at which the series of debt securities will bear interest, if any,

•	the date or dates from which any interest will accrue, the dates upon which any interest will be payable, and the record dates for payment of interest,

•	the place or places where Avnet will pay principal of, and any premium or interest on, the series of debt securities,

•	any obligation Avnet has to redeem, repurchase or repay all or part of the series under any sinking fund or analogous provisions or at the option of a holder of the series, and the price or prices at which and the period or periods within which and the terms and conditions upon which Avnet will redeem, repurchase or repay the series,

•	the denominations in which the series will be issued, if other than denominations of U.S.$1,000 and any whole number multiple thereof,

•	the portion of the principal amount of the series payable upon declaration of the acceleration of the maturity date, if other than the principal amount,

•	any addition to, exclusion of or change in the covenants in the indenture as they apply to the series,

•	any addition to, change in, or modification of the events of default described in this prospectus or in the indenture with respect to the series,

•	whether Avnet will issue the series in global form and, if so, any terms and conditions upon which global debt securities may be exchanged for other individual securities, and the name of the depositary for the debt securities,

•	any terms and conditions upon which the series may be exchanged for or converted into Avnet common stock or other securities,

•	the form and terms of any guarantee of the series,

•	if the principal amount payable at the stated maturity of a series of debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any date for any purpose, including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined),

•	the applicability to the series of the provisions of the indenture relating to defeasance and discharge,

•	whether the debt securities will be sold as part of units consisting of debt securities and other securities that Avnet may offer under the indenture,

•	whether the debt securities will be listed on any securities exchange or included in any other market or quotation or trading system,

•	any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with the series of debt securities for or on our behalf or on behalf of the holders of the series, and

•	any other terms of the series of debt securities, which may add, modify or exclude any provision of the indenture as it applies to that series.

      Avnet may issue debt securities at a discount below their stated principal amount or provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable prospectus supplement.

      Avnet may issue debt securities in bearer form, with or without coupons. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable prospectus supplement.

Ranking of Debt Securities

      Any series of debt securities issued under the senior note indenture will rank equally with all of Avnet’s other unsecured and unsubordinated indebtedness.

      Any series of debt securities issued under the subordinated note indenture will be subordinate in right of payment to all senior indebtedness of Avnet. With respect to any series of subordinated debt securities, except as otherwise set forth in the applicable prospectus supplement, Avnet’s “senior indebtedness” means all Debt (as defined below) permitted to be incurred by Avnet under the terms of the indenture, unless the instrument under which such Debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities, and all obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing sentence, “senior indebtedness” will not include:

•	any liability for federal, state, local or other taxes owed or owing by Avnet;

•	any Debt of Avnet or any guarantor to any of its officers, directors, subsidiaries or other affiliates;

•	any trade payables; or

•	any Debt that is incurred in violation of the indenture.

      With respect to any series of subordinated debt securities, except as otherwise set forth in the applicable prospectus supplement, “Debt” means, with respect to any Person (as defined below) at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) all obligations of such Person in respect of letters of credit or bankers’ acceptances or other similar instruments (or reimbursement obligations thereto) issued on the account of such Person, (iv) all obligations of such Person to pay the deferred purchase price of property or services, except trade payables, (v) all obligations of such Person as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of such Person (including assets subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, or other title retention agreement relating to such asset), whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause (vi), if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, and (vii) all Debt of others guaranteed by such Person to the extent such Debt is guaranteed by such Person.

      In the event and during the continuation of any default by Avnet in the payment of principal, premium, interest or any other payment due on any senior indebtedness, or in the event that the maturity of any senior indebtedness has been accelerated because of a default, then, in either case, no payment shall be made by Avnet with respect to the principal (including redemption payments) of or premium, if any, or interest on the subordinated debt securities until such default shall have been cured or waived in writing or shall have ceased to exist or such senior indebtedness shall have been discharged or paid in full.

      In the event of the acceleration of the maturity of any subordinated debt securities, then no payment shall be made by Avnet with respect to the principal (including redemption payments) of or premium, if any, or interest on such subordinated debt securities until the holders of all senior indebtedness outstanding at the time of such acceleration shall receive payment in full of such senior indebtedness (including any amounts due upon acceleration).

      Upon any distribution of Avnet’s assets upon dissolution, winding-up, liquidation or reorganization, the holders of its senior indebtedness will be entitled to receive payment in full, in cash or cash equivalents, or payment thereof provided for in accordance with its terms, of principal, premium, if any, and interest (including interest accruing after the commencement of any proceeding for Avnet’s bankruptcy or reorganization under any applicable bankruptcy, insolvency or similar law) before any payment is made on the subordinated debt securities. By reason of the subordination, if Avnet becomes insolvent, holders of its senior indebtedness may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to the subordinated debt securities may receive less, ratably, than Avnet’s other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

      If Avnet offers debt securities, the applicable prospectus supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such debt securities would be senior to such debt securities. The applicable prospectus supplement will also set forth any limitation on Avnet’s ability to issue any additional senior indebtedness and will describe in more detail the material terms of the subordination provisions of these securities, including relevant definitions.

Conversion Rights

      Any provisions for the exchange or conversion of a series of debt securities into shares of Avnet common stock will be set forth in the applicable prospectus supplement.

Exchange, Registration, Transfer and Payment

      Unless we specify otherwise in a prospectus supplement, payment of principal of, and any premium and interest on, the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at the office of the trustee or at any other office or agency maintained by Avnet for that purpose subject to the limitations of the indenture. Unless we specify otherwise in a prospectus supplement, Avnet will issue the debt securities in denominations of U.S. $1,000 or whole number multiples thereof. Avnet will not require a service charge for any registration of transfer or exchange of the debt securities, but it may require payment of a sum sufficient to cover any tax or other governmental charge.

Global Debt Securities

      Avnet may issue the debt securities of a series in the form of one or more global security certificates. Avnet will deposit each global security with a depositary or its nominee or custodian, which will be The Depository Trust Company and its nominee Cede & Co unless we name another depositary or nominee in a prospectus supplement, and each global security will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any other matters as may be provided for in the indenture.

      Notwithstanding any provision of the indenture or any debt security, no global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary for the global security or any nominee of the depositary, and no such transfer may be registered, unless

•	the depositary has notified Avnet that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as such, or

•	Avnet executes and delivers to the trustee an order that the global security will be so transferable, registrable and exchangeable, and those transfers will be registrable, or

•	the applicable prospectus supplement describes other circumstances under which the global security will be so transferable, registrable or exchangeable, or under which transfers will be so registrable.

      All debt securities issued in exchange for a global security or any portion of a global security will be registered in such names as the depositary may direct.

      Unless we specify otherwise in a prospectus supplement, debt securities which are to be represented by a global security will be registered in the name of the depositary or its nominee. Upon the issuance of a global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee (“participants”). The accounts to be credited will be designated by the underwriters or agents of the debt securities, or by Avnet if it directly offers and sells the debt securities. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificate form. The foregoing limitations and these laws may impair the ability to transfer beneficial interests in the global securities.

      So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in a prospectus supplement, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificate form and will not be considered the holders thereof for any purposes under the indenture. Therefore, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. If we request any action of holders or if an owner of a beneficial interest in a global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the participants to give that notice or take that action, and participants would authorize beneficial owners owning through those participants to give that notice or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      Notwithstanding any contrary provisions in the indenture, the rights of the beneficial owners of the debt securities to receive payment of the principal of, and any premium or interest on, the debt securities on or after the respective due dates expressed in the debt securities, or to institute suit for the enforcement of these payments on or after these respective dates, will not be impaired or affected without the consent of the beneficial owners.

      Principal of and any premium or interest on a global security will be payable in the manner described in the applicable prospectus supplement.

Covenants

      The indentures provide that Avnet will be subject to the covenants below for the benefit of each series of debt securities which does not specifically provide otherwise.

Definitions

      “Attributable Debt” means, as to any particular lease, the greater of

•	the fair market value of the property subject to the lease (as determined by Avnet’s board of directors), or

•	the total net amount of rent required to be paid during the remaining term of the lease, discounted by the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semi-annually.

      “Consolidated Net Assets” means total assets after deducting all current liabilities as set forth in the most recent balance sheet of Avnet and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

      “Funded Debt” means

•	all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the determination is made, or having a maturity of twelve months or less but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower, and

•	rental obligations payable more than twelve months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included as an asset for the purposes of the definition of Consolidated Net Assets).

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Principal Property” means any manufacturing or processing plant or warehouse owned at the date of the indenture or thereafter acquired by Avnet or any Restricted Subsidiary of Avnet which is located within the United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets, other than

•	any such manufacturing or processing plant or warehouse or any portion thereof (together with the land on which it is erected and fixtures comprising a part thereof) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States),

•	any property which in the opinion of Avnet’s board of directors is not of material importance to the total business conducted by Avnet as an entirety, or

•	any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

      “Restricted Subsidiary” means a Subsidiary of Avnet (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (ii) which owns a Principal Property.

      “Subsidiary” means any corporation more than 50% of the outstanding Voting Stock of which at the time of determination is owned, directly or indirectly, by Avnet and/or by one or more other Subsidiaries.

      “Voting Stock” means capital stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

Highly Leveraged Transactions

      Unless otherwise described in a prospectus supplement relating to any series of debt securities, there are no covenants or provisions in the indentures which may afford the holders of debt securities direct protection in the event of a highly leveraged transaction involving Avnet.

Restrictions on Secured Debt

      Avnet covenants in the indentures, for the benefit of each series of debt securities other than any series which specifically provides otherwise, that if Avnet or any Restricted Subsidiary shall after the date of the indenture incur or guarantee any loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Certain Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of Avnet or any Restricted Subsidiary, or on any share of stock or Certain Debt of any Restricted Subsidiary, Avnet will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or, at Avnet’s option, before) such secured Certain Debt, unless the aggregate principal amount of all such secured Certain Debt (plus the amount of all Attributable Debt which is not excluded as described below under the caption “— Restrictions on Sale and Leaseback Financings”) would not exceed 10% of Consolidated Net Assets.

      This restriction will not apply to, and there will be excluded from secured Certain Debt in any computation of the above restriction, Certain Debt secured by

(a) Mortgages on property of, or on any shares of stock of or Certain Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary,

(b) Mortgages in favor of Avnet or a Restricted Subsidiary,

(c) Mortgages in favor of governmental bodies to secure progress, advance or other payments,

(d) Mortgages on property, shares of stock or Certain Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction or improvement Mortgages which are entered into within 180 days after the acquisition of such property, shares or Certain Debt or, in the case of real property, within 180 days after the later of

(1) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property, or

(2) the commencement of commercial operations on such property,

(e) mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith,

(f) Mortgages arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or to the exercise of any privilege, franchise or license,

(g) Mortgages for taxes, assessments or government charges or levies which are not then due or, if delinquent, are being contested in good faith,

(h) Mortgages (including judgment liens) arising from legal proceedings being contested in good faith,

(i) Mortgages existing at the date of the indenture,

(j) Mortgages securing any senior indebtedness (with respect to the subordinated note indenture only),

(k) any extension, renewal or refunding of any Mortgage referred to in the clauses (a) through (j) above.

Restrictions on Sale and Leaseback Financings

      Avnet covenants in the indentures, for the benefit of each series of debt securities other than any series which specifically provides otherwise, that Avnet will not itself, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction involving any Principal Property, unless after giving effect thereto the aggregate amount of all Attributable Debt with respect to all such transactions, plus all secured Certain Debt which is not excluded as described above under the caption “— Restrictions on Secured Debt,” would not exceed 10% of Consolidated Net Assets.

      This restriction will not apply to, and there will be excluded from Attributable Debt in any computation of the above restriction, any sale and leaseback transaction if

•	the lease is for a period, including renewal rights, of not in excess of three years,

•	the sale or transfer of the Principal Property is made within 180 days after its acquisition or within 180 days after the later of

(1) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property, or

(2) the commencement of commercial operations thereon,

•	the transaction is between Avnet and a Restricted Subsidiary, or between Restricted Subsidiaries,

•	Avnet or a Restricted Subsidiary would be entitled to incur a Mortgage on such Principal Property pursuant to clauses (a) through (k) above under the heading “— Restrictions on Secured Debt,” or

•	Avnet or a Restricted Subsidiary, within 180 days after the sale or transfer is completed, applies to the retirement of Funded Debt of Avnet ranking on a parity with or senior to the debt securities or Funded Debt of a Restricted Subsidiary, or to the purchase of other property which will constitute a Principal Property having a fair market value at least equal to the fair market value of the Principal Property leased, an amount equal to the greater of the net proceeds of the sale of the Principal Property or the fair market value (as determined by Avnet’s board of directors) of the Principal Property leased at the time of entering into such arrangement (as determined by the board of directors).

Restrictions on Mergers and Consolidations

      Avnet covenants in the indentures that it will not consolidate with or merge into any other Person, or sell, convey, transfer or lease all or substantially all of its assets unless

•	the successor Person is a corporation organized under the laws of the United States (including any state thereof and the District of Columbia) which assumes Avnet’s obligations in the debt securities and under the indenture, and

•	after giving effect to such transaction, Avnet or the successor Person would not be in default under the indenture.

Events of Default

      Unless we specify otherwise in a prospectus supplement for a particular series of debt securities, an event of default under the indenture with respect to any series of debt securities is:

•	a default in the payment of any installment of interest on that series for 30 days after becoming due;

•	a default in the payment of principal on that series when due;

•	a default in the deposit of any sinking fund payment on that series when due;

•	a default in the performance of any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of any series of debt securities other than that series) for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided with respect to that series of debt securities.

      If an event of default occurs and is continuing with respect to the debt securities of any series, either the trustee or the holders of at least 25% in principal amount of the debt securities then outstanding of that series may declare the principal amount of the debt securities of such series (or, in the case of debt securities sold at an original issue discount, the amount specified in the terms thereof) and the accrued interest thereon, if any, to be due and payable immediately. Under certain conditions, such a declaration may be rescinded.

      The indentures provide that the trustee will, within 90 days after the occurrence of a default known to it, give the affected holders of debt securities notice of all uncured defaults known to it (the term “default” to mean the events specified above without grace periods). However, except in the case of default in the payment of principal of or interest on any debt security, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the affected holders of debt securities.

      Avnet must furnish to the trustee annually a statement by certain officers of Avnet certifying that there are no defaults or specifying any default.

      The holders of a majority in principal amount of the outstanding debt securities of any series will have the right, with certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The indentures provide that if an event of default occurs and is continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in exercising the same, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request.

Modification of the Indentures

      With certain exceptions, the indentures may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would

•	reduce the principal amount of or the interest on any debt security, or change the stated maturity of the principal of, or any installment of interest on, any debt security or the other terms of payment thereof, or

•	reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive certain past defaults.

Defeasance and Discharge

      The indentures provide that Avnet may elect, with respect to the debt securities of any series, to terminate (and be deemed to have satisfied) any and all of its obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of, and any premium or interest on, such specified debt securities) on the 91st day after the deposit with the trustee, in trust, of money and/or government obligations (as defined in the indentures) which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal of (and premium, if any), and interest, if any, on, and any mandatory sinking fund payments in respect of, such debt securities on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities. Such a trust may be established only if, among other things, Avnet has delivered to the trustee an opinion of counsel (who may be counsel to Avnet) to the effect that, based upon applicable Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. If so specified with respect to the debt securities of a series, such a trust may be established only if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof.

Concerning the Trustee

      Bank One Trust Company, N.A. is the proposed trustee under the indentures and the proposed initial security registrar with regard to all debt securities. Avnet currently does, and from time to time in the future may, maintain lines of credit and have customary banking relationships with Bank One, N.A., an affiliate of the trustee. The trustee currently serves as trustee under the indenture with Avnet dated as of February 1, 1994, which provides for Avnet’s currently outstanding 8% Notes due 2006, 9 3/4% Notes due 2008, 6 7/8% Notes due 2004, 6.45% Notes due 2003, and 7 7/8% Notes due 2005, and may serve as trustee for other debt securities issued by Avnet from time to time in the future.

      The indentures and provisions of the Trust Indenture Act incorporated by reference in the indentures contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims, or to realize on certain property received in respect of any claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with Avnet and its affiliates; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate that conflict or resign.

DESCRIPTION OF CAPITAL STOCK

      Avnet is authorized to issue 300,000,000 shares of common stock, par value $1.00 per share. At the close of business on September 8, 2003, it had outstanding 119,631,253 shares of common stock, including 12,380 treasury shares. All outstanding shares of common stock are fully paid and nonassessable.

      The holders of shares of Avnet’s common stock have equal rights to dividends from funds legally available for the payment of dividends when, as and if declared by Avnet’s board of directors, and are entitled, upon liquidation, to share ratably in any distribution in which holders of common stock participate. The common stock is not redeemable, has no preemptive or conversion rights and is not liable for assessments or further calls. The holders of shares of Avnet’s common stock are entitled to one vote for each share at all meetings of shareholders.

      The transfer agent and registrar for Avnet’s common stock is Wachovia Bank, N.A. Avnet’s common stock is listed on the New York Stock Exchange and the Pacific Exchange.

      Under its certificate of incorporation, Avnet is authorized to issue up to 3,000,000 shares of preferred stock, in series. For each series of preferred stock, Avnet’s board of directors may fix the relative rights, preferences and limitations as between the shares of such series, the shares of other series of Avnet preferred stock, and the shares of Avnet common stock. No shares of Avnet preferred stock are outstanding.

Board of Directors

      Although New York law permits the certificate incorporation of a New York corporation to provide for cumulative voting in the election of directors, Avnet’s certificate of incorporation does not so provide.

      New York law permits the certificate of incorporation or by-laws of a New York corporation to divide its directors into as many as four classes with staggered terms of office. However, Avnet’s certificate and by-laws do not so provide for a classified board of directors. Therefore, all of its directors are elected annually for one-year terms.

      Under New York law, shareholders may remove any or all directors for cause. New York law also allows directors to be removed without cause if provided in the certificate of incorporation. The Avnet certificate of incorporation authorizes any or all of the directors to be removed with or without cause at any time by the vote of the holders of a majority of the stock of Avnet and provides that the terms of the removed directors shall forthwith terminate.

      New York law provides that newly created directorships resulting from an increase in the number of directors and vacancies arising for any reason may be filled by vote of the board of directors, whether or not constituting a quorum, except that:

•	vacancies resulting from the removal of directors without cause may be filled only by a vote of the shareholders, unless the certificate of incorporation or a specific provision of a by-law adopted by the shareholders provides that such a vacancy may be filled by a vote of the board of directors; and

•	the certificate of incorporation or by-laws may provide that all newly created directorships and vacancies may be filled only by a vote of the shareholders.

      The Avnet by-laws provide that any vacancy created by the removal of a director by the shareholders with or without cause may be filled only by a vote of the shareholders, and that any vacancy created for any other reason may be filled by a vote of the board of directors or the shareholders.

Power to Call Special Shareholders Meetings

      Under New York law, a special meeting of shareholders may be called by the board of directors and by such person or persons as may be authorized to do so in the certificate of incorporation or by-laws. In addition, if an annual shareholder meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board must call a special meeting for the election of directors. If the board fails to do so, or sufficient directors are not elected within a certain period of time, holders of 10% of the votes of the shares entitled to vote in an election of directors may call a special meeting for such an election.

Actions by Written Consent of Shareholders

      New York law provides that any action which may be taken by shareholders by vote may be taken without a meeting by written consent, signed by holders of all outstanding shares entitled to vote, or if authorized by the certificate of incorporation, by holders of the minimum number of shares necessary to authorize the action at a meeting of shareholders at which all shares entitled to vote are present and voted. The Avnet certificate of incorporation does not authorize shareholders to act by less than unanimous written consent.

Dividends and Repurchases of Shares

      Under New York law, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after a dividend or distribution must at least equal the amount of the corporation’s stated capital. A corporation may declare and pay dividends or make other distributions except when the corporation is currently insolvent or would thereby be made insolvent or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation.

Approval of Certain Business Combinations and Reorganizations

      Under New York law, two-thirds of the votes of all outstanding shares entitled to vote thereon are required to approve mergers, consolidations, share exchanges or sales, leases or other dispositions of all or substantially all the assets of a corporation if not made in the usual or regular course of business. New York law was amended in 1998 to permit a New York corporation then in existence to reduce the required vote to a majority of the outstanding shares, but Avnet has not done so.

Business Combination Following a Change in Control

      New York law prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person that beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a New York corporation or any person that is an affiliate or associate of a New York corporation and at any time within the past five years was a beneficial owner of 20% or more of the outstanding voting stock) for a period of five years after the date on which the interested shareholder first became an interested shareholder, unless the transaction is approved by the board of directors prior to the date on which the interested shareholder became an interested shareholder. After this five-year period, a business combination between a New York corporation and the interested shareholder is prohibited unless either certain “fair price” provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder. Under New York law, corporations may elect not to be governed by the statute described above, but Avnet’s certificate of incorporation does not contain such an election.

Dissenters’ Appraisal Rights

      Under New York law, any shareholder of a corporation has the right to obtain payment for the fair value of the shareholder’s shares in the event of

•	certain amendments or changes to the certificate of incorporation adversely affecting the rights of the shareholder,

•	certain mergers or consolidation of the corporation if the shareholder is entitled to vote thereon,

•	a merger or consolidation where the shareholder is not entitled to vote or if the shareholder’s shares will be canceled or exchanged for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation,

•	certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of the corporation which require shareholder approval other than a transaction solely for cash, and

•	certain share exchanges.

      However, no appraisal rights will be available in a merger to a shareholder of the surviving corporation whose rights are not adversely affected or whose shares were, at the record date to vote on the plan of merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

DESCRIPTION OF WARRANTS

      Avnet may issue warrants to purchase debt securities, or “debt warrants,” as well as warrants to purchase common stock, or “equity warrants.” We refer below to debt warrants and equity warrants collectively as “warrants.” Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. We will issue warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. When we issue warrants, we will describe the specific terms of the warrants in a prospectus supplement.

Debt Warrants

      A prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

•	any date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence, and the date on which those rights will expire;

•	the maximum or minimum number of debt warrants which may be exercised at any time;

•	information with respect to any book-entry procedures for the registration and transfer of debt warrants;

•	a discussion of any material federal income tax considerations applicable to holding, transferring or exercising debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon the exercise and will not be entitled to payment of principal of, or any premium or interest on, the debt securities purchasable upon the exercise.

Equity Warrants

      A prospectus supplement will describe the terms of equity warrants offered thereby, the warrant agreement relating to the equity warrants and the equity warrant certificates representing the equity warrants, including the following:

•	the title of the equity warrants;

•	the price or prices at which the equity warrants will be issued;

•	if applicable, the number of equity warrants issued with shares of Avnet common stock;

•	any date on and after which the equity warrants and such common stock will be separately transferable;

•	the date on which the right to exercise the equity warrants will commence, and the date on which those rights will expire;

•	the maximum or minimum number of equity warrants which may be exercised at any time;

•	information with respect to any book-entry procedures for the registration and transfer of equity warrants;

•	a discussion of any material federal income tax considerations applicable to holding, transferring or exercising equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exercise of the equity warrants.

      Unless we specify otherwise in a prospectus supplement, holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of Avnet stockholders, or to exercise any rights whatsoever as Avnet stockholders.

      As described in a prospectus supplement, the exercise price payable and the number of shares of common stock purchasable upon the exercise of each equity warrant will be adjusted in certain events, including the issuance of a stock dividend to holders of common stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock. Instead of adjusting the number of shares of common stock purchasable upon exercise of each equity warrant, Avnet may elect to adjust the number of equity warrants. Unless otherwise provided in a prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Avnet may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Unless we specify otherwise in a prospectus supplement, in case of any consolidation, merger, or sale or conveyance of Avnet’s property as an entirety or substantially as an entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock into which the equity warrant was exercisable immediately prior to the particular triggering event.

Exercise of Warrants

      Each warrant will entitle the holder to purchase the principal amount or number of securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

      We will describe the procedures for exercising warrants in a prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Avnet will, as soon as practicable, forward the securities purchasable upon that exercise. If less than all of the warrants represented by a particular warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      Avnet may issue stock purchase contracts, representing contracts obligating holders to purchase from Avnet, and Avnet to sell to the holders, a specified number of shares of Avnet’s common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the common stock under stock purchase contracts, senior debt securities, subordinated debt securities or junior subordinated debt securities of Avnet.

      The stock purchase contracts may require Avnet to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances Avnet may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will only be a summary and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

DESCRIPTION OF UNITS

      Avnet may issue units consisting of two or more constituent securities. These units may be issuable as, and for a specified period of time may be transferable as, a single security only, rather than the separate constituent securities comprising such units. If Avnet issues units, it will describe the specific terms of the units in a prospectus supplement, including

•	the title of any series of units,

•	identification and description of the separate constituent securities comprising the units,

•	the price or prices at which the units will be issued,

•	any date on and after which the constituent securities comprising the units will become separately transferable,

•	information with respect to any book-entry procedures for the registration and transfer of the units or the constituent securities,

•	a discussion of any material federal income tax considerations applicable to holding, transferring or exercising units or any constituent security, and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

      Avnet may sell the securities offered in this prospectus to or through one or more underwriters or dealers, directly to institutional investors or other purchasers, through agents, or through a combination of such or other methods. Avnet may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      If Avnet uses underwriters in a sale, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters in a particular underwritten offering of securities will be named in the prospectus supplement for such offering and, if an underwriting syndicate is used, the name of the managing underwriter or underwriters will appear on the cover of such prospectus supplement.

      Avnet may sell the securities directly or through agents designated by Avnet from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions Avnet pays to such agent will be disclosed, in the prospectus supplement relating to that offer and sale. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      In connection with the sale of securities, underwriters or agents may receive compensation from Avnet or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from Avnet and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from Avnet will be described, in the related prospectus supplement.

      If so indicated in a prospectus supplement, Avnet will authorize underwriters or other persons acting as the agents to solicit offers by certain institutions to purchase securities from Avnet at the public offering price set forth in the prospectus supplement pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but in all cases such institutions must be approved by Avnet. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

      Under agreements which Avnet may enter into, underwriters and agents who participate in the distribution of securities may be entitled to indemnification by Avnet against certain civil liabilities, including liabilities under the Securities Act, or to contribution by Avnet with respect to payments they may be required to make in respect thereof.

      The underwriters or agents and their affiliates may engage in transactions with and perform services for Avnet or its affiliates in the ordinary course of their respective businesses.

      If underwriters or dealers are used in a sale of securities, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any such underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters may engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

      If the underwriters create a short position in the securities in connection with the offerings, that is, if they sell more securities than are set forth on the cover page of the prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any overallotment option described in the prospectus supplement.

      The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. We cannot give you any assurances as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

      The validity of any offered securities will be passed upon for Avnet by David R. Birk, its Senior Vice President and General Counsel. Mr. Birk beneficially owns 211,687 shares of Avnet’s common stock, which includes 201,250 shares issuable upon exercise of employee stock options. Certain legal matters with respect to offered securities will be passed upon for the underwriters, dealers or agents, if any, by their counsel.

EXPERTS

      The consolidated financial statements and schedule of Avnet, Inc. and subsidiaries as of June 27, 2003 and June 28, 2002, and for the years then ended have been incorporated by reference in this prospectus and in the Registration Statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 27, 2003 consolidated financial statements refers to a presentation change for the allocation of goodwill to the Company’s segments and the transitional disclosures required by SFAS No. 142.

      On April 17, 2002, Avnet dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent auditors. After reasonable efforts, Avnet was unable to obtain Arthur Andersen’s written consent to the inclusion of Arthur Andersen’s audit report with respect to Avnet’s financial statements for the year ended June 29, 2001 in Avnet’s Annual Report on Form 10-K for the fiscal year ended June 27, 2003.

      Under these circumstances, Avnet has dispensed with the requirement under Section 7 of the Securities Act, to file Arthur Andersen’s consent as an exhibit to Avnet’s Annual Report on Form 10-K for the year ended June 27, 2003, in reliance on Rule 437a under the Securities Act. Because Avnet was unable to obtain the consent of Arthur Andersen to the inclusion of their audit report, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act in the event that the above-mentioned financial statements contain any untrue statements of a material fact or omit to state a material fact required to be stated therein, in each case by virtue of their inclusion in this prospectus supplement. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.

      The consolidated financial statements of Kent Electronics Corporation and subsidiaries for the year ended March 31, 2001, have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their report with respect thereto, appearing in Avnet’s Annual Report on Form 10-K for the fiscal year ended June 27, 2003, which report is incorporated by reference herein in reliance upon the authority of that firm as experts in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is a part of a registration statement on Form S-3, Registration No. 333-107474, which Avnet filed with the Securities and Exchange Commission under the Securities Act. We refer you to this registration statement for further information concerning Avnet and any offering of securities.

      Avnet files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (Commission File Number 1-4224). These filings contain important information which does not appear in this prospectus. For further information about Avnet, you may obtain these filings over the Internet at the SEC’s web site at http://www.sec.gov. Avnet also posts certain of these filings on its web site at http://www.avnet.com. You may also read and copy these filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Avnet’s filings from the public reference room by calling (202) 942-8090.

      The SEC allows Avnet to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which Avnet has filed or will file with the SEC. We are incorporating by reference in this prospectus

•	Avnet’s Annual Report on Form 10-K for the fiscal year ended June 27, 2003,

•	Avnet’s Current Reports on Form 8-K bearing cover dates of July 30, 2003, September 9, 2003 and September 15, 2003, and

•	the description of Avnet’s common stock which appears in Avnet’s Registration Statement for the registration of the common stock under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed to update this description.

      All documents which Avnet has filed or will file, as applicable, with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the registration statement and prior to the effectiveness of the registration statement and after the reports listed above and before the termination of this offering of Avnet’s securities will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

      We shall provide you without charge, upon your written or oral request, a copy of the indentures, any warrant agreement or other agreement relating to Avnet’s securities offered in this prospectus, and any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Corporate Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034 (Telephone 480-643-2000).

$300,000,000
Avnet, Inc.
6.625% Notes due 2016

Prospectus Supplement
September 7, 2006

Joint Book-Running Managers
Banc of America Securities LLC
JPMorgan
Lead Manager
Credit Suisse
Co-Managers
ABN AMRO Incorporated
BNP PARIBAS
Scotia Capital
Calyon Securities (USA)